Exhibit (h)(1)(f)

AMENDMENT NO. 5
TO
TRANSFER AGENCY and SERVICE AGREEMENT
BETWEEN
STATE STREET BANK and TRUST COMPANY
AND
STATE STREET NAVIGATOR SECURITIES LENDING TRUST

This Amendment No. 5 to Transfer Agency and Service Agreement is dated as of September 5, 2012, by and between State Street Navigator Securities Lending Trust, a Massachusetts business trust (the “Investment Company”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”).

WHEREAS, the Investment Company and the Transfer Agent have entered into a Transfer Agency and Service Agreement dated as of March 4, 1996, as amended (the “Agreement”); and

WHEREAS, the Investment Company and the Transfer Agent now desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained in the Agreement and other consideration, the receipt and sufficiency of which is hereby acknowledged, the Investment Company and the Transfer Agent hereby agree to amend the Agreement as follows:

1.
Pursuant to Section 10 of the Agreement, the Investment Company hereby notifies the Transfer Agent that it has created a new series of shares known as the State Street Navigator Securities Lending MET Portfolio (the “MET Portfolio”) and the Transfer Agent hereby agrees that the MET Portfolio shall be added to the Agreement.

2.	All other terms and conditions of the Agreement remain in full force and effect except as they may be modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

Attest: By: /s/ Julie Tedesco	STATE STREET NAVIGATOR SECURITIES LENDING TRUST By: /s/ H. Owen Nichols Name: H. Owen Nichols Title: Vice President
Attest: By: /s/ Michael Harrington	STATE STREET BANK and TRUST COMPANY By: /s/ Michael F. Rogers Name: Michael F. Rogers Title: Executive Vice President